Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

October 9, 2013

Board of Directors

Campus Crest Communities, Inc.

2100 Rexford Road, Suite 414

Charlotte, NC 28211

Ladies and Gentlemen:

We are acting as counsel to Campus Crest Communities, Inc., a Maryland corporation (the “Company”) and Campus Crest Communities Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), in connection with the public offering of up to 3,910,000 shares of 8.00% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”) of the Company (including up to 510,000 shares of Series A Preferred Stock issuable to cover the exercise in full of an option to purchase additional shares), par value $0.01 per share (the “Shares”), all of which Shares are to be sold by the Company pursuant to a prospectus supplement dated October 3, 2013 and the accompanying prospectus dated April 25, 2013 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3ASR (File No. 333-188144) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have also assumed that the Shares will not be issued in violation of the ownership limits contained in the Articles of Amendment and Restatement of the Company and the Articles Supplementary thereto. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

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Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance and delivery of the Shares pursuant to the terms of the Underwriting Agreement, dated October 3, 2013, by and among the Company, the Operating Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Raymond James & Associates, Inc., as representatives of the several underwriters listed on Schedule II attached thereto, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

Board of Directors Campus Crest Communities, Inc.	Page 3	October 9, 2013

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP